EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (Nos. 333-29843, 333-70245, and 333-69252) on Form S-8 of our report dated June 10, 2005 appearing in the Annual Report on Form 11-K of SPX Corporation Retirement Savings and Stock Ownership Plan for the year ended December 31, 2004.

/s/ Plante & Moran, PLLC

Southfield, Michigan
June 27, 2005